EXHIBIT 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

SEPTEMBER 8, 2005

CONTACTS:

JEFFREY L. MOBLEY, CFA VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jmobley@chkenergy.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 mrowland@chkenergy.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRICING OF $300 MILLION OF 4.50% CUMULATIVE CONVERTIBLE PREFERRED STOCK

OKLAHOMA CITY, OKLAHOMA, SEPTEMBER 8, 2005 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has priced a public offering of $300 million of its 4.50% cumulative convertible preferred stock at its liquidation preference of $100 per share. Chesapeake expects the issuance and delivery of the shares to occur on September 14, 2005. Chesapeake has also granted the underwriters a 30-day option to purchase up to $45.0 million in additional shares of the preferred stock solely to cover over-allotments, if any. The offering is being made under the company’s existing shelf registration statement.

The annual dividend on each share of preferred stock will be $4.50 and will be payable quarterly in cash, common stock or a combination thereof, when, as and if declared by the company’s board of directors, on the fifteenth day of each March, June, September and December, to holders of record as of the first day of the payment month, commencing on December 15, 2005. The preferred stock will not be redeemable.

Each share of preferred stock will be convertible at any time at the option of the holder into 2.2639 shares of Chesapeake common stock, which is based on an initial conversion price of $44.17 per common share. The conversion price is subject to customary adjustments in certain circumstances. The preferred shares will be subject to mandatory conversion on or after September 15, 2010 into Chesapeake common stock, at the option of the company, if the closing price of Chesapeake's common stock exceeds 130% of the conversion price for 20 trading days during any consecutive 30 trading day period.

Chesapeake intends to use the net proceeds of the offering, together with the proceeds from a concurrent offering of common stock, to repay debt under its bank credit facility and for general corporate purposes.

Lehman Brothers, Banc of America Securities LLC, Credit Suisse First Boston, Morgan Stanley and Wachovia Securities acted as joint book-running managers for the offering. Copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the offices of Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717; Banc of America Securities LLC, Attn: Prospectus Department, 100 West 33rd Street, New York, NY 10001, 646-733-4166; Credit Suisse First Boston, One Madison Avenue, Level 1B, New York, NY 10010, 212-325-2580; Morgan Stanley, Prospectus Department, 1585 Broadway, LLB, New York, NY 10036; Wachovia Securities Capital Markets, LLC, Equity Capital Markets, 7 St. Paul Street, 1st Floor, Baltimore, MD 21202. An electronic copy of the prospectus supplement and accompanying base prospectus will be available on the website of the Securities and Exchange Commission at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Chesapeake Energy Corporation is the third largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale and Ark-La-Tex regions of the United States.

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